Exhibit (h)(5)

Amendment #1 To SRH Fund Addendum to the Administration and Fund Accounting Agreement

This Amendment #1 to the SRH Fund Addendum (“Amendment”) dated April 26, 2023 revises the SRH Fund Addendum dated September 30, 2022 (the “Addendum”), to the Administration and Fund Accounting Agreement dated as of September 30, 2022 (the “Agreement”) between Elevation Series Trust, a Delaware statutory trust (the “Trust”) and Paralel Technologies LLC, a Delaware Limited Liability Company, its successors and assigns (the “Administrator”). All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Addendum and Agreement.

WHEREAS, the parties wish to revise the Addendum to correct a typographical error, effective retroactively to the Addendum Start Date.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Effective retroactively to the Addendum Start Date, Section 5 entitled “Fees” is deleted and replaced in its entirety by the following:

5.	Fees: The following fees are due and payable monthly to the Administrator pursuant to Section 2 of the Agreement out of the assets of each Fund, unless the Complex Adviser agrees to reimburse the Fund(s)’s expenses, in which case such fees shall be paid by the Complex Adviser. In such situations, the Trust, on behalf of its Funds, acknowledges the applicable Fund remains responsible for any fees or other liabilities that fail to be paid by the Complex Adviser.

Each Fund in the Fund Complex will be charged the greater of the Asset Based Fee or the Annual Fund Minimum Fee, in each case calculated at the individual Fund level, as described below:

[REMOVED]

2.	Except as set forth in this Amendment, the Addendum and Agreement are unaffected and shall continue in full force and effect in accordance with their terms. If there is a conflict between this Amendment and the Addendum and Agreement, the terms of the Amendment will prevail.

Amendment #1 to the SRH Fund Addendum – Page 1 of 2

Exhibit (h)(5)

IN WITNESS WHEREOF, the parties hereto have executed this as of the day and year first above written.

ELEVATION SERIES TRUST
A Delaware statutory trust

By:	/s/ Brad Swenson
Name:	Brad Swenson
Title:	Chief Executive Officer

PARALEL TECHNOLOGIES LLC
A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

Amendment #1 to the SRH Fund Addendum – Page 2 of 2